SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2008

Eagle Bancorp, Inc.

 (Exact name of registrant as specified in its charter)

Maryland	0-25923	52-2061461
(State or other jurisdiction	(Commission file number)	(IRS Employer
of incorporation)		Number)

7815 Woodmont Avenue, Bethesda, Maryland  20814

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 301.986.1800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into A Material Definitive Agreement

Item 2.03              Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant

On August 28, 2008, Eagle Bancorp, Inc. (the “Company”) accepted subscriptions for and sold, at 100% of their principal amount, an aggregate of $12.15 million of subordinated notes (the “Notes”), on a private placement basis, to seven parties, all of whom are directors of the Company, its wholly owned subsidiary, EagleBank, Fidelity & Trust Financial Corporation (“Fidelity”) or Fidelity & Trust Bank (“F&T Bank”).  The issuance of the Notes, which are intended to qualify as Tier 2 capital for regulatory purposes, to the extent permitted, is intended to enable the Company to meet the requirement that the Company and EagleBank be well capitalized for regulatory purposes at the consummation of the transactions described below in response to Item 2.01 hereof.  It is expected that the capital treatment of the Notes will be phased out during the last 5 years of the Notes’ term, at a rate of 20% of the original principal amount per year.

The Notes bear interest, payable on the first day of each month, commencing in October 2008, at a fixed rate of 10.0% per year.  The Notes have a term of approximately six years, and have a maturity of September 30, 2014. The Notes are redeemable at the option of the Company, in whole or in part, on any interest payment date at the principal amount thereof, plus interest to the date of redemption.  The Notes may also be utilized, on a dollar for dollar basis, in payment of the subscription price of shares of capital stock in any future offering by the Company. The payment of principal on the Notes may only be accelerated upon the occurrence of certain bankruptcy or receivership related events relating to the Company or a major bank subsidiary of the Company (“acceleration events”).

If: (i) an acceleration event occurs; (ii) the Company defaults in the payment of any interest upon any Notes, and such default continues for thirty days; (iii) the Company defaults in the payment of all or any part of the principal of (or premium, if any, on) any Notes as and when the same shall become due and payable either at maturity, upon redemption, by declaration of acceleration or otherwise; or (iv) the Company defaults in the performance of, or breaches, any of its covenants or agreements in the Notes (other than a covenant or agreement a default in whose performance or whose breach is elsewhere in this Note specifically dealt with), and continuance of such default or breach for a period of 60 days after there has been given a Notice of Default, and such “event of default” shall be continuing, then the Company shall not, and shall not allow any subsidiary of the Company to, (x) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company’s capital stock or its subsidiaries’ capital stock (other than payments of dividends or distributions to the Company) or make any guarantee payments with respect to the foregoing or (y) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company or any subsidiary that rank pari passu in all respects with or junior in interest to the Notes (other than, with respect to clauses (x) and (y) above: (1) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Event of Default, if any, (2) as a result of any exchange or conversion of any class or series of the Company’s capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company’s capital stock or of any class or series of the Company’s indebtedness for any class or series of the Company’s capital stock, (3) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (4) any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant thereto, or (5) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock and any cash payments in lieu of fractional shares issued in connection therewith.

This description of the Notes does not purport to be complete and is qualified in its entirety by reference to the form of Subordinated Note, which is attached as 10.2 hereto and is incorporated herein by reference.

Item 2.01               Completion of Acquisition or Disposition of Assets

On August 31, 2008, the Agreement and Plan of Merger (the “Agreement”), dated as of December 2, 2007, by and among the Company, Woodmont Holdings, Inc. (“Woodmont”), Fidelity and F&T Bank, pursuant to which the Fidelity was to be merged into the Woodmont, with Woodmont surviving the merger, followed by the merger of Woodmont with and into the Company, with the Company surviving, became effective.  The merger of F&T Bank with and into EagleBank, Eagle’s wholly owned subsidiary bank, with EagleBank surviving the merger, also become effective following the merger of Fidelity into Woodmont.

In connection with the effectiveness of the transactions contemplated by the Agreement, each of the 4,207,016 outstanding shares of common stock, $0.01 par value, of Fidelity, was automatically converted into 0.3894 shares of common stock, $0.01 par value of Eagle (the “Final Conversion Ratio”), resulting in the issuance of approximately 1,638,212 shares of Eagle common stock. The Final Conversion Ratio results from the final and complete application of the adjustment provisions of the Agreement.  In addition, each of the 503,570 options to purchase shares of Fidelity common stock outstanding immediately prior to the effective time of the merger of Fidelity into Woodmont was converted into an option to purchase shares of Eagle common stock, adjusted for the Final Conversion Ratio. Eagle shareholders will continue to hold one share of Eagle common stock for each share of Eagle common stock held immediately prior to the effectiveness of the transactions contemplated by the Agreement.

This description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on December 3, 2007, to which reference is made.  A copy of the press release announcing the consummation of the Agreement is attached as Exhibit 99.1 to this report, and is incorporated herein by reference.

Each of Robert P. Pincus and Norman R. Pozez, newly appointed directors of the Company, participated in the purchase of Notes.  Mr. Pincus and Mr. Pozez each purchased $1.75 million of Notes.

Item 3.03              Material Modification of Rights of Security Holders

Under the approval of the merger of F&T Bank into EagleBank issued by the Maryland Commissioner of Financial Regulation, for a period of one year following consummation of such merger, EagleBank may not pay dividends to the Company without the prior approval of the Maryland Commissioner.

Additionally, please refer to the description of the dividend limitations upon the occurrence or continuation of an Event of Default under the Notes described in response to Items 1.01 and 2.03 hereof.

Item 5.02              Departure of Directors or Certain Executive Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In accordance with the Agreement, as of the effective time, Robert P. Pincus and Norman R. Pozez were appointed to fill newly created vacancies in the Company’s Board of Directors.  Mr. Pincus will serve as Vice Chairman of the Company and EagleBank.  Mr. Pincus and Mr. Pozez are expected to be appointed to committees of the board of directors of the Company as follows:

Name	Committees
Mr. Pincus	Director Loan Committee; Executive Compensation Committee; Options Committee
Mr. Pozez	Executive Compensation Committee; Options Committee

In connection with the Agreement, EagleBank and Mr. Pincus have entered into an agreement pursuant to which he is retained to serve as Vice Chairman of the board of directors of EagleBank.  Under that agreement, Mr. Pincus will receive an annual payment of $220,000, subject to annual increase to reflect, at a minimum, the increase in the consumer price index, in lieu of all other fees for service on the board of directors. Mr. Pincus will also be eligible to receive incentive bonuses pursuant to board approved plans, and to a car allowance of $1,250 per month. The agreement has a term of three years. In the event of early termination of the agreement by EagleBank without cause, or as a result of Mr. Pincus’ death or disability, Mr. Pincus would be entitled to receive continued payment of retainer compensation and car allowance for the remainder of the term, subject to his continued compliance with the confidentiality, noncompete and nonsolicitation provisions of the agreement. The agreement provides that during the term and for a period of eighteen months after termination, Mr. Pincus will not in any capacity (i) render any services to a bank or financial services business, including but not limited to any consumer savings, commercial banking, insurance or trust business, or a savings and loan or mortgage business, or other business in which EagleBank has invested significant resources in anticipation of commencing, or to any person or entity that is attempting to form such a business if it operates any office, branch or other facility that is (or is proposed to be) located within a thirty-five mile radius of the location of any branch of the Company, EagleBank, Fidelity or F&T Bank or their affiliates, or (ii) induce or attempt to induce any customers, suppliers, officers, employees, contractors, consultants, agents or representatives of, or any other person that has a business relationship with, the Company, EagleBank, Fidelity or F&T Bank or their affiliates, to discontinue, terminate or reduce the extent of their relationship with such entity or to solicit any such customer for any competitive product or service, or otherwise solicit any customer or employee of the Company, EagleBank, Fidelity or F&T Bank or their affiliates.

Under the agreement, in the event that (i) Mr. Pincus is terminated without cause after a change in control, (ii) his title, duties or position are materially reduced within twelve months after a change in control, without his consent, such that he would not have materially comparable compensation benefits and responsibilities, and not have his primary worksite moved more than twenty five miles, and such change is not cured within thirty days of notice of termination, or (iii) he voluntary terminates the agreement within the thirty day period following twelve months after a change in control, Mr. Pincus would be entitled to receive a lump sum payment equal to 2.99 times his highest rate of base compensation in effect within the twelve months prior to termination, subject to adjustment to avoid adverse tax consequences resulting from characterization of such payment for tax purposes as a ‘‘parachute payment.’’

Item 9.01  Financial Statements and Exhibits

(a)  Financial Statements of Business Acquired.  The financial statements required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b)  Pro Forma Financial Information.  The pro forma financial information required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(c)  Shell Company Transactions.  Not applicable.

(d)  Exhibits.

2.1

Agreement and Plan of Merger, dated as of December 2, 2007 between and among Eagle Bancorp, Inc., Woodmont Holdings, Inc, Fidelity & Trust Financial Corporation and Fidelity & Trust Bank – Incorporated by reference to the Company’s Current Report on Form 8-K filed on December 3, 2007

10.1

Agreement dated December 2, 2007 by and between EagleBank and Robert P. Pincus - Incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-4 (Registration No. 333-150763)

10.2	Form of Subordinated Notes

10.3	Form of Subscription Agreement for Subordinated Notes

99.1	Press release dated September 2, 2008

99.2	Letter to former holders of Fidelity Common Stock

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BANCORP, INC.

	By:	/s/ Ronald D. Paul
Ronald D. Paul, President, Chief Executive Officer

Dated: September 2, 2008